Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Kaman Corporation:

We consent to the use of our reports dated February 25, 2013, with respect to the consolidated balance sheets of Kaman Corporation and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2012, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2012, incorporated herein by reference.

Our report dated February 25, 2013 on the effectiveness of internal control over financial reporting as of December 31, 2012, contains an explanatory paragraph that states management excluded from its assessment of the effectiveness of Kaman Corporation and subsidiaries’ internal control over financial reporting as of December 31, 2012, Zeller Corporation and Florida Bearings, Inc. (collectively “the acquired companies”, which were acquired in 2012) internal control over financial reporting associated with total assets of 7% and total revenues of 1% in the consolidated financial statements of Kaman Corporation and subsidiaries as of and for the year ended December 31, 2012.  Our audit of internal control over financial reporting of Kaman Corporation and subsidiaries also excluded an evaluation of the internal control over financial reporting of the acquired companies.

(signed) KPMG LLP

Hartford, Connecticut

April 30, 2013